CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-23914) of Swank, Inc. of our report dated May 2, 2001, except for the last paragraph of Note O for which the date is June 8, 2001 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated May 2, 2001, except for the last paragraph of Note O for which the date is June 8, 2001, relating to the consolidated financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Boston, Massachusetts
June 11, 2001